Exhibit 1

REPUBLIC OF ARGENTINA

RECENT DEBT RESTRUCTURING DEVELOPMENTS

The information included in this section supplements the information about Argentina that is contained in Exhibit D to Argentina’s annual report on form 18-K, as amended, for the fiscal year ended December 31, 2008 (the “2008 18-K”).  This amendment is not intended to be a comprehensive update to the 2008 18-K.  The information set forth below is for the sole purpose of presenting the basic terms of Argentina’s proposed debt restructuring and does not constitute an offer of any securities for sale or exchange.  Capitalized terms used but not defined herein shall have the meanings set forth in the 2008 18-K.

Public Sector Debt

Debt Restructuring Proposal

On April 15, 2010, Minister Amado Boudou announced in Buenos Aires the main terms of the prospective 2010 debt restructuring offer (the “2010 Offer”).  As part of the 2010 Offer, we expect to issue:

•	discount bonds due December 2033 denominated in U.S. dollars, euros and pesos (“Discounts”);

•	par bonds due December 2038 denominated in U.S. dollars, euros and pesos (“Pars”);

•	U.S. dollar-denominated global bonds due 2017 (“2017 Globals”); and

•
GDP-linked securities expiring no later than December 2035 denominated in U.S. dollars, euros and pesos (“GDP-Linked Securities” and, together with the Discounts, Pars and 2017 Globals, the “New Securities”).

The 2010 Offer will be made by means of a prospectus and a prospectus supplement to be filed with the United States Securities and Exchange Commission.

Consideration for Tenders of Pre-2005 Eligible Securities

The 2010 Offer will be open to the holders of pre-2005 eligible securities, which will include most of the Untendered Debt (the “Pre-2005 Eligible Securities”), i.e., defaulted debt in respect of securities that were eligible for, but were not tendered in, the 2005 Debt Exchange.  Holders of Pre-2005 Eligible Securities will have the option to elect to receive either of the following combinations of New Securities and, in the case of the Par Option, a cash payment, which we refer to as the “Discount Option” and the “Par Option,” respectively:

Discount Option	Par Option
Discounts 2017 Globals and GDP-Linked Securities	Pars Cash Payment and GDP-Linked Securities

Holders of Pre-2005 Eligible Securities that elect the Discount Option will receive:

•
an original principal amount of Discounts equal to 33.7% of the Eligible Amount of the Pre-2005 Eligible Securities they tender, adjusted, if the tendered Pre-2005 Eligible Securities are denominated in a currency different from the Discounts received, by the applicable exchange rate;

•
U.S. dollar-denominated 2017 Globals in an amount equal to the interest that would have accrued and been payable in cash on the Discounts they receive with respect to the period from December 31, 2003 to but excluding December 31, 2009, calculated at the same rate as that applicable to the 2005 Discounts during this period, minus the fee payable by tendering holders to the international joint dealer managers described below; and

•	a notional amount of GDP-Linked Securities equal to the Eligible Amount of the Pre-2005 Eligible Securities they tender.

The “Eligible Amount” is an amount assigned to a holder’s Pre-2005 Eligible Securities intended to represent their outstanding principal amount as of December 31, 2001, plus accrued but unpaid interest thereon up to but excluding December 31, 2001.

The consideration to be received by Large Holders that elect the Discount Option and tender their Pre-2005 Eligible Securities after the early tender deadline (which date shall be set in the prospectus supplement for the 2010 Offer) and on or before the expiration date of the 2010 Offer is the total consideration described above minus a principal amount of 2017 Globals equal to U.S.$0.01 per U.S.$1.00 in Eligible Amount of Pre-2005 Eligible Securities tendered.  A “Large Holder” is any holder tendering Pre-2005 Eligible Securities or 2005 Eligible Securities of all series tendered by such holder having an aggregate outstanding principal amount equal to or greater than U.S.$1,000,000 or the equivalent in other currencies.

Holders of Pre-2005 Eligible Securities that elect (and to the extent they are allocated) the Par Option will receive:

•
Pars in a principal amount equal to 100% of the Eligible Amount of their tendered Pre-2005 Eligible Securities, adjusted, if the tendered Pre-2005 Eligible Securities are denominated in a currency different from the Pars received, by the applicable exchange rate;

•
a cash payment equal to the interest that would have accrued on the Pars they receive with respect to the period from December 31, 2003 to but excluding September 30, 2009, calculated at the same rate as that applicable to the 2005 Pars during this period, minus the fee payable by tendering holders to the international joint dealer managers described below; and

•	a notional amount of GDP-Linked Securities equal to the Eligible Amount of the Pre-2005 Eligible Securities they tender.

Holders of Pre-2005 Eligible Securities participating in the 2010 Offer will be required to pay a fee equal to 0.40% of their Eligible Amount.  By tendering Pre-2005 Eligible Securities, holders of Pre-2005 Eligible Securities will authorize the exchange agent to transfer a portion of such holder’s consideration to the international joint dealer managers in payment of their fee.

Summary of Consideration for Pre-2005 Eligible Securities

The following chart summarizes the New Securities that holders will receive if they tender Pre-2005 Eligible Securities pursuant to the 2010 Offer, Argentina accepts their tender and their tendered Pre-2005 Eligible Securities are cancelled.

If the holder’s Pre-2005 Eligible Security has:		And the holder elects:	The holder will receive:
Currency	Governing Law	Option	New Securities or Cash Payment	Currency	Governing Law	Exchange Ratio (Applicable to Discounts and Pars only)*
U.S. Dollars	New York English	Discount Option	Discounts 2017 Globals GDP-Linked Securities	U.S. dollars U.S. dollars U.S. dollars	New York New York New York	0.337
		Par Option	Pars Cash payment GDP-Linked Securities	U.S. dollars U.S. dollars U.S. dollars	New York N/A New York	1.000
U.S. Dollars	Argentine	Discount Option	Discounts 2017 Globals GDP-Linked Securities	U.S. dollars U.S. dollars U.S. dollars	Argentine New York Argentine	0.337
		Par Option	Pars Cash payment GDP-Linked Securities	U.S. dollars U.S. dollars U.S. dollars	Argentine N/A Argentine	1.000
Euro (or any predecessor currency to the Euro)	English German Italian Spanish New York	Discount Option	Discounts 2017 Globals GDP-Linked Securities	Euro U.S. dollars Euro	English New York English	0.337
		Par Option	Pars Cash payment GDP-Linked Securities	Euro Euro Euro	English N/A English	1.000
Pounds Sterling	English	Discount Option	Discounts 2017 Globals GDP-Linked Securities	Euro U.S. dollars Euro	English New York English	0.478
		Par Option	Pars Cash payment GDP-Linked Securities	Euro Euro Euro	English N/A English	1.419
Swiss Francs	Swiss	Discount Option	Discounts 2017 Globals GDP-Linked Securities	Euro U.S. dollars Euro	English New York English	0.216
		Par Option	Pars Cash payment GDP-Linked Securities	Euro Euro Euro	English N/A English	0.640
Yen	English	Discount Option	Discounts 2017 Globals GDP-Linked Securities	Euro U.S. dollars Euro	English New York English	0.249
		Par Option	Pars Cash payment GDP-Linked Securities	Euro Euro Euro	English N/A English	0.740
Pesos	Argentine English New York	Discount Option	Discounts 2017 Globals GDP-Linked Securities	Pesos U.S. dollars Pesos	Argentine New York Argentine	0.337
		Par Option	Pars Cash payment GDP-Linked Securities	Pesos Pesos Pesos	Argentine N/A Argentine	1.000
                N/A = Not applicable.

* Calculated using currency exchange rates at December 31, 2003, and applied to the Eligible Amount.  In the case of yen-denominated Pre-2005 Eligible Securities, the exchange ratio is applied per ¥100.

Limitation on Election of the Par Option and Limitation on Issuance of Pars

Holders may elect the Par Option for up to U.S.$50,000, €40,000, ₤30,000, Sfr.60,000, ¥5,000,000 or Ps. 150,000, as the case may be, in outstanding principal amount of each series of Pre-2005 Eligible Securities or in eligible amount of each series of 2005 Eligible Securities that they hold, but not more.  In addition, Argentina will not issue more than U.S.$2 billion (or its equivalent in other currencies) of Pars pursuant to the 2010 Offer and, therefore, tenders of Pre-2005 Eligible Securities or 2005 Eligible Securities electing the Par Option may be subject to proration.  To the extent that a tender of Pre-2005 Eligible Securities or 2005 Eligible Securities electing the Par Option is prorated, it will be reallocated to the Discount Option.

Tenders of 2005 Eligible Securities

Holders that participated in Argentina’s 2005 Debt Exchange will have the right to participate in the 2010 Offer, on terms that will be set out in the prospectus supplement for the 2010 Offer.

The “2005 Eligible Securities” are, collectively:

•
the discount bonds due December 2033 denominated in U.S. dollars, euros and pesos, each of which is referred to as a separate “series” of 2005 Discounts, issued by Argentina in the 2005 Debt Exchange and the discount bonds due December 2033 denominated in pesos issued by Argentina for cash subsequent to the 2005 Debt Exchange (the “2005 Discounts”);

•
the par bonds due December 2038 denominated in U.S. dollars, euros and pesos, each of which is referred to as a separate “series” of 2005 Pars, issued by Argentina in its 2005 exchange offer (the “2005 Pars”); and

•	the quasi-par bonds due December 2045 denominated in pesos issued by Argentina in the 2005 Debt Exchange.

ANNEX INDEX

Annex	Description
A	Summary of the New Securities

Annex A

REPUBLIC OF ARGENTINA

SUMMARY OF THE NEW SECURITIES

I.  Proposed Basic Terms and Conditions of Discount Bonds due December 2033

Principal Payments
Argentina will repay the principal of the Discounts in twenty equal semi-annual payments, except that in the case of peso-denominated Discounts, payment amounts will be adjusted for inflation as described below.

Interest	The Discounts will bear interest, payable semi-annually, accruing from and including December 31, 2009, to but excluding December 31, 2033, at a rate per annum as follows:
Currency Denomination	Annual Interest Rate
U.S. dollars	8.28%
Euro	7.82%
Pesos	5.83%

Part of the interest accrued prior to December 31, 2013, will be paid in cash and part will be capitalized, as indicated below:
		Currency
		U.S. dollars		Euro		Pesos
From and including	To but excluding	Cash	Capitalized	Cash	Capitalized	Cash	Capitalized
December 31, 2009	December 31, 2013	5.77%	2.51%	5.45%	2.37%	4.06%	1.77%
December 31, 2013	December 31, 2033	8.28%	0.00%	7.82%	0.00%	5.83%	0.00%
Inflation Adjustment to Peso-denominated Discounts	The outstanding principal amount of Discounts denominated in pesos will be adjusted based on the CER, since December 31, 2003.

II.  Proposed Basic Terms and Conditions of the U.S. dollar-denominated 8.75% Global Bonds due 2017 (“2017 Globals”)

Principal Repayment
Argentina will redeem the principal amount of the 2017 Globals at par on the 2017 Globals Maturity Date, which will be on or about the seventh anniversary of the early settlement date which date shall be set in the prospectus supplement for the 2010 Offer.

Interest	8.75% per annum, payable semi-annually.

A - 1

III.  Proposed Basic Terms and Conditions of Par Bonds due December 2038

Principal Payments
Argentina will repay the principal of the Pars in twenty equal semi-annual payments, except that in the case of peso-denominated Pars, payment amounts will be adjusted for inflation as described below.

Interest	The Pars will bear interest, payable semi-annually, accruing from and including September 30, 2009 to but excluding December 31, 2038, at the following annual rates:

From and including	To but excluding	Currency
		U.S. dollars	Euro	Pesos
September 30, 2009	March 31, 2019	2.50%	2.26%	1.18%
March 31, 2019	March 31, 2029	3.75%	3.38%	1.77%
March 31, 2029	December 31, 2038	5.25%	4.74%	2.48%

Inflation Adjustment to Pars governed by Argentine Law	The outstanding principal amount of Pars denominated in pesos will be adjusted based on the CER, since December 31, 2003.

IV.  Proposed Basic Terms and Conditions of the GDP-Linked Securities

The GDP-Linked Securities to be issued in the 2010 Offer will have the same payment rights as the remaining payment rights under the GDP-Linked Securities issued in the 2005 Debt Exchange.

A - 2